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                                                                   EXHIBIT 10(a)


                                                            September 28, 1998

Mr. Fred F. Nazem
Nazem & Company
645 Madison Avenue
New York, NY 10022-1010

Dear Fred:

      This letter agreement ("Agreement") is intended to formalize the understanding between Oxford Health Plans, Inc. (the "Company") and you regarding the compensation that has been and will be provided to you in consideration of your service as a member of the Executive Committee and as Chairman of the Board of Directors of the Company.

A. Executive Committee. In consideration of your service as a member of the Executive Committee of the Board of Directors, the Company has paid you cash compensation of $125,000 and, on January 6, 1998, granted you options to acquire 75,000 shares of the Company's Common Stock pursuant to the terms of the Oxford Health Plans, Inc. 1991 Stock Option Plan (the "1991 Plan"). The options became fully vested on May 13, 1998.

B. Chairman of the Board. In consideration of your service as the Chairman of the Board of Directors, the Company has paid you an annual retainer of $250,000 and has granted you options to acquire 250,000 shares of the Company's Common Stock pursuant to the terms of the 1991 Plan. 125,000 of these options were granted on March 30, 1998, 100,000 of which vested on May 13, 1998 and 25,000 of which will vest upon the earlier of (i) the date on which the average closing price of the Company's Common Stock for any consecutive 20 day period preceding March 30, 2000 is equal to or greater than $30.75 or (ii) May 13, 2003. The remaining 125,000 of these options were granted on August 28, 1998 and will vest upon the earlier of (i) the date on which the average closing price of the Company's Common Stock for any consecutive 20 day period preceding August 28, 2000 is equal to or greater than $12.125 or (ii) August 28, 2003.

C. Consultant. Unless otherwise determined by mutual consent, following the termination of your service as a member of the Company's Board of Directors, the Company will agree to retain your services as a consultant to the Company from the time you cease to act as director until the earlier to occur of (1) such time as you have no unexercised options to purchase shares of the Company's Common Stock or (2) August 28, 2005 (the "Consulting Period"). During the Consulting Period, you shall be available for consultation with the Company by telephone or in
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   person at the Company's principal executive offices at such times as you and the Company shall reasonably agree. In addition, during the Consulting Period, the Company shall pay you a per diem rate for your consulting services equal to $1,500 for any days on which consulting services are performed by you and all of your options shall continue to vest and remain or become exercisable in accordance with their terms during the Consulting Period.


      If you are in agreement with the terms of this Agreement, please sign the enclosed copy of this letter and return it to the attention of Karen Mulroe using the envelope provided for that purpose.

                                                Yours truly,

                                                /s/ NORMAN C. PAYSON, M.D.

                                                Norman C. Payson, M.D



Agreed and accepted this 19th day of October, 1998.




/s/ FRED F. NAZEM
Fred F. Nazem








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